Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155736 of Beacon Federal Bancorp, Inc. on Form S-8 of our report dated March 26, 2009, with respect to the consolidated financial statements of Beacon Federal Bancorp, Inc., which report appears in this Annual Report on Form 10-K of Beacon Federal Bancorp, Inc. for the year ended December 31, 2008.

Livingston, New Jersey
March 26, 2009